EXHIBIT 4.6

THE SECURITIES REPRESENTED BY THIS INSTRUMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND ARE “RESTRICTED SECURITIES” AS DEFINED IN RULE 144 PROMULGATED UNDER THE ACT. THE SECURITIES MAY NOT BE SOLD OR OFFERED FOR SALE OR OTHERWISE DISTRIBUTED EXCEPT (I) IN CONJUNCTION WITH AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE ACT, OR (II) IN COMPLIANCE WITH RULE 144, OR (III) PURSUANT TO AN OPINION OF COUNSEL, REASONABLY SATISFACTORY TO THE CORPORATION, THAT SUCH REGISTRATION OR COMPLIANCE IS NOT REQUIRED AS TO SAID SALE, OFFER OR DISTRIBUTION.

No. CW-__	San Diego, California
__________ Shares	February 28, 2007

PHENOMIX CORPORATION

Series C Preferred Stock Purchase Warrant

Phenomix Corporation, a Delaware corporation (the “Company”), for value received, hereby certifies that ____________________, or its registered assigns (the “Registered Holder”), is entitled, subject to the terms set forth below, to purchase from the Company, at any time after the date hereof and on or before the Expiration Date (as defined in Section 5 below), and upon satisfaction of any one of the conditions set forth below in Section 1(a), up to __________ shares of Series C Preferred Stock of the Company (“Preferred Stock”), at a purchase price of $4.16 per share. The shares purchasable upon exercise of this Warrant and the purchase price per share, as adjusted from time to time pursuant to the provisions of this Warrant, are hereinafter referred to as the “Warrant Stock” and the “Purchase Price,” respectively.

This Warrant is issued pursuant to, and is subject to the terms and conditions of a Series C Preferred Stock Purchase Agreement dated February 28, 2007 by and among the Company and certain Investors (the “Purchase Agreement”).

1. Exercise.

(a) Manner of Exercise. Upon satisfaction of any one of the conditions set forth in Section 1(a), this Warrant may be exercised by the Registered Holder, in whole or in part, by surrendering this Warrant, with the purchase/exercise form appended hereto as Exhibit A duly executed by such Registered Holder or by such Registered Holder’s duly authorized attorney, at the principal office of the Company, or at such other office or agency as the Company may designate, accompanied by payment in full of the Purchase Price payable in respect of the number of shares of Warrant Stock purchased upon such exercise. The Purchase Price may be paid by cash, check, wire transfer or any combination of the foregoing.

(b) Effective Time of Exercise. Each exercise of this Warrant shall be deemed to have been effected immediately prior to the close of business on the day on which this Warrant shall have been surrendered to the Company as provided in Section 1(a) above. At such time, the person or persons in whose name or names any certificates for Warrant Stock shall be issuable upon such exercise as provided in Section 1(d) below shall be deemed to have become the holder or holders of record of the Warrant Stock represented by such certificates.

(c) Net Issue Exercise.

(i) In lieu of exercising this Warrant in the manner provided above in Section 1(a), the Registered Holder may elect to receive shares equal to the value of this Warrant (or the portion thereof being canceled) by surrender of this Warrant at the principal office of the Company together with notice of such election on the purchase/exercise form appended hereto as Exhibit A duly executed by such Registered Holder or such Registered Holder’s duly authorized attorney, in which event the Company shall issue to such Holder a number of shares of Warrant Stock computed using the following formula:

X =     Y (A - B)

            A

Where	X	=	The number of shares of Warrant Stock to be issued to the Registered Holder.

	Y	=	The number of shares of Warrant Stock purchasable under this Warrant (at the date of such calculation).

	A	=	The fair market value of one share of Warrant Stock (at the date of such calculation).

	B	=	The Purchase Price (as adjusted to the date of such calculation).

(ii) For purposes of this Section 1(c), the fair market value of Warrant Stock on the date of calculation shall mean with respect to each share of Warrant Stock:

(A) if the exercise is in connection with an initial public offering of the Company’s Common Stock, and if the Company’s registration statement relating to such public offering has been declared effective by the Securities and Exchange Commission, then the fair market value shall be the product of (x) the initial “Price to Public” per share specified in the final prospectus with respect to the offering and (y) the number of shares of Common Stock into which each share of Warrant Stock is convertible at the date of calculation;

(B) if this Warrant is exercised after, and not in connection with, the Company’s initial public offering, and if the Company’s Common Stock is traded on a securities exchange or The Nasdaq Stock Market or actively traded over-the-counter:

(1) if the Company’s Common Stock is traded on a securities exchange or The Nasdaq Stock Market, the fair market value shall be deemed to be the product of (x) the average of the closing prices over a thirty (30) day period ending three days before date of calculation and (y) the number of shares of Common Stock into which each share of Warrant Stock is convertible on such date; or

(2) if the Company’s Common Stock is actively traded over-the-counter, the fair market value shall be deemed to be the product of (x) the average of the closing bid or sales price (whichever is applicable) over the thirty (30) day period ending three days before the date of calculation and (y) the number of shares of Common Stock into which each share of Warrant Stock is convertible on such date; or

(C) if neither (A) nor (B) is applicable, the fair market value of Warrant Stock shall be the fair market value of the Warrant Stock, as determined in good faith by the Company’s Board of Directors.

(d) Delivery to Holder. As soon as practicable after the exercise of this Warrant in whole or in part, the Company at its expense will cause to be issued in the name of, and delivered to, the Registered Holder, or as such Holder (upon payment by such Holder of any applicable transfer taxes) may direct:

(i) a certificate or certificates for the number of shares of Warrant Stock to which such Registered Holder shall be entitled, and

(ii) in case such exercise is in part only, a new warrant or warrants (dated the date hereof) of like tenor, calling in the aggregate on the face or faces thereof for the number of shares of Warrant Stock equal (without giving effect to any adjustment therein) to the number of such shares called for on the face of this Warrant minus the number of such shares purchased by the Registered Holder upon such exercise as provided in Section 1(a) or 1(c) above.

2. Adjustments.

(a) Redemption or Conversion of Preferred Stock. If (i) all of the Preferred Stock is redeemed or converted into shares of Common Stock or (ii) the shares of Preferred Stock held by the Registered Holder are converted into shares of Common Stock pursuant to Article 5, Section D(5) of the Company’s Amended and Restated Certificate of Incorporation, as may be amended from time to time, then this Warrant shall automatically become exercisable for that number of shares of Common Stock equal to the number of shares of Common Stock that would have been received if this Warrant had been exercised in full and the shares of Preferred Stock received thereupon had been simultaneously converted into shares of Common Stock immediately prior to such event, and the Exercise Price shall be automatically adjusted to equal the number obtained by dividing (i) the aggregate Purchase Price of the shares of Preferred Stock for which this Warrant was exercisable immediately prior to such redemption or conversion, by (ii) the number of shares of Common Stock for which this Warrant is exercisable immediately after such redemption or conversion.

(b) Stock Splits and Dividends. If outstanding shares of the Company’s Preferred Stock shall be subdivided into a greater number of shares or a dividend in Preferred Stock shall be paid in respect of Preferred Stock, the Purchase Price in effect immediately prior to such subdivision or at the record date of such dividend shall simultaneously with the effectiveness of such subdivision or immediately after the record date of such dividend be proportionately reduced. If outstanding shares of Preferred Stock shall be combined into a smaller number of shares, the Purchase Price in effect immediately prior to such combination shall, simultaneously with the effectiveness of such combination, be proportionately increased. When any adjustment is required to be made in the Purchase Price, the number of shares of Warrant Stock purchasable upon the exercise of this Warrant shall be changed to the number determined by dividing (i) an amount equal to the number of shares issuable upon the exercise of this Warrant immediately prior to such adjustment, multiplied by the Purchase Price in effect immediately prior to such adjustment, by (ii) the Purchase Price in effect immediately after such adjustment.

(c) Reclassification, Etc. In case there occurs any reclassification or change of the outstanding securities of the Company or of any reorganization of the Company (or any other corporation the stock or securities of which are at the time receivable upon the exercise of this Warrant) or any similar corporate reorganization on or after the date hereof, then and in each such case the Registered Holder, upon the exercise hereof at any time after the consummation of such reclassification, change, or reorganization shall be entitled to receive, in lieu of the stock or other securities and property receivable upon the exercise hereof prior to such consummation, the stock or other securities or property to which such Holder would have been entitled upon such consummation if such Holder had exercised this Warrant immediately prior thereto, all subject to further adjustment pursuant to the provisions of this Section 2.

(d) Adjustment Certificate. When any adjustment is required to be made in the Warrant Stock or the Purchase Price pursuant to this Section 2, the Company shall promptly mail to the Registered Holder a certificate setting forth (i) a brief statement of the facts requiring such adjustment, (ii) the Purchase Price after such adjustment and (iii) the kind and amount of stock or other securities or property into which this Warrant shall be exercisable after such adjustment.

(e) Acknowledgement. In order to avoid doubt, it is acknowledged that the holder of this Warrant shall be entitled to the benefit of all adjustments in the number of shares of Common Stock of the Company issuable upon conversion of the Preferred Stock of the Company which occur prior to the exercise of this Warrant, including without limitation, any increase in the number of shares of Common Stock issuable upon conversion as a result of a dilutive issuance of capital stock.

3. Transfers.

(a) Unregistered Security. Each holder of this Warrant acknowledges that this Warrant, the Warrant Stock and the Common Stock of the Company have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), and agrees not to sell, pledge, distribute, offer for sale, transfer or otherwise dispose of this Warrant, any Warrant Stock issued upon its exercise or any Common Stock issued upon conversion of the Warrant Stock in the absence of (i) an effective registration statement under the Securities Act as to this Warrant, such Warrant Stock or such Common Stock and registration or qualification of this Warrant, such Warrant Stock or such Common Stock under any applicable U.S. federal or state securities law then in effect, or (ii) an opinion of counsel, satisfactory to the Company, that such registration and qualification are not required. Each certificate or other instrument for Warrant Stock issued upon the exercise of this Warrant shall bear a legend substantially to the foregoing effect.

(b) Warrant Register. The Company will maintain a register containing the names and addresses of the Registered Holders of this Warrant. Until any transfer of this Warrant is made in the warrant register, the Company may treat the Registered Holder of this Warrant as the absolute owner hereof for all purposes; provided, however, that if this Warrant is properly assigned in blank, the Company may (but shall not be required to) treat the bearer hereof as the absolute owner hereof for all purposes, notwithstanding any notice to the contrary. Any Registered Holder may change such Registered Holder’s address as shown on the warrant register by written notice to the Company requesting such change.

4. No Impairment. The Company will not, by amendment of its charter or through reorganization, consolidation, merger, dissolution, sale of assets or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the holder of this Warrant against impairment.

5. Termination; Automatic Net Exercise upon Change of Control. This Warrant (and the right to purchase securities upon exercise hereof) shall terminate upon the earliest to occur of the following (the “Expiration Date”): (a) February __, 2014 or (b) the sale, conveyance or disposal of all or substantially all of the Company’s property or business or the Company’s merger with or into or consolidation with any other corporation (other than a wholly-owned subsidiary of the Company) or any other transaction or series of related transactions in which more than fifty percent (50%) of the voting power of the Company is disposed of (any such transaction, a “Change of Control”); provided the issuance of securities by the Company in connection with an equity financing for purposes of raising capital shall not be deemed to be a Change of Control; and provided, further, that to the extent this Warrant is not previously exercised as to all of the shares of Warrant Stock subject hereto, and if the fair market value of one share of Warrant Stock is greater than the Purchase Price then in effect, this Warrant shall be deemed automatically exercised pursuant to Section 1(c) (even if not surrendered to the Company) immediately before its expiration upon a Change of Control. For purposes of such automatic exercise, the fair market value of one share of Warrant Stock shall be determined pursuant to Section 1(c)(ii). To the extent this Warrant or any portion thereof is deemed automatically exercised pursuant to this Section 5, the Company agrees to promptly notify the Registered Holder of the number of shares, if any, the Registered Holder is to receive by reason of such automatic exercise.

6. Notices of Certain Transactions. In the event:

(a) the Company shall take a record of the holders of its Preferred Stock (or other stock or securities at the time deliverable upon the exercise of this Warrant) for the purpose of entitling or enabling them to receive any dividend or other distribution, or to receive any right to subscribe for or purchase any shares of stock of any class or any other securities, or to receive any other right, to subscribe for or purchase any shares of stock of any class or any other securities, or to receive any other right, or

(b) of any capital reorganization of the Company, any reclassification of the capital stock of the Company or any Change of Control, or

(c) of the voluntary or involuntary dissolution, liquidation or winding-up of the Company, or

(d) of any redemption of the Preferred Stock or mandatory conversion of the Preferred Stock into Common Stock of the Company,

then, and in each such case, the Company will mail or cause to be mailed to the Registered Holder of this Warrant a notice specifying, as the case may be, (i) the date on which a record is to be taken for the purpose of such dividend, distribution or right, and stating the amount and character of such dividend, distribution or right, or (ii) the effective date on which such reorganization, reclassification, Change of Control, dissolution, liquidation, winding-up, redemption, conversion or other applicable transaction is to take place, and the time, if any is to be fixed, as of which the holders of record of Preferred Stock (or such other stock or securities at the time deliverable upon such reorganization, reclassification, Change of Control, dissolution, liquidation, winding-up, redemption, conversion or other applicable transaction) are to be determined. Such notice shall be mailed at least ten (10) days prior to the record date or effective date for the event specified in such notice.

7. Reservation of Stock. The Company will at all times reserve and keep available, solely for the issuance and delivery upon the exercise of this Warrant, such shares of Warrant Stock and other stock, securities and property, as from time to time shall be issuable upon the exercise of this Warrant.

8. Replacement of Warrants. Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and (in the case of loss, theft or destruction) upon delivery of an indemnity agreement (with surety if reasonably required) in an amount reasonably satisfactory to the Company, or (in the case of mutilation) upon surrender and cancellation of this Warrant, the Company will issue, in lieu thereof, a new Warrant of like tenor.

9. Mailing of Notices. Any notice required or permitted pursuant to this Warrant shall be given in writing and shall be conclusively deemed effectively given upon personal delivery or delivery by courier, or on the first business day after transmission if sent by confirmed facsimile transmission or five days after deposit in the United States mail, by registered or certified mail, postage prepaid, addressed to the applicable party at the address set forth below on the signature page of this Warrant, or at such other address as the Company or the Registered Holder may designate by 10 days’ advance written notice to the other party.

10. No Rights as Shareholder. Until the exercise of this Warrant, the Registered Holder of this Warrant shall not have or exercise any rights by virtue hereof as a shareholder of the Company.

11. No Fractional Shares. No fractional shares of Preferred Stock will be issued in connection with any exercise hereunder. In lieu of any fractional shares which would otherwise be issuable, the Company shall pay cash equal to the product of such fraction multiplied by the fair market value of one share of Preferred Stock on the date of exercise, as determined in good faith by the Company’s Board of Directors.

12. Amendment or Waiver. Any term of this Warrant may be amended or waived only by a written instrument signed by the Company and by persons who hold Warrants representing at least seventy percent (70%) of the shares of Warrant Stock underlying the then outstanding Warrants issued under the Purchase Agreement.

13. Headings. The headings in this Warrant are for purposes of reference only and shall not limit or otherwise affect the meaning of any provision of this Warrant.

14. Governing Law. This Warrant shall be governed, construed and interpreted in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of law.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Company has caused this Warrant to be executed by its duly authorized officer as of the date first written above.

PHENOMIX CORPORATION

By
Laura K. Shawver, Ph.D. President and Chief Executive Officer

Address:	5871 Oberlin Drive, Suite 200 San Diego, CA 92121

EXHIBIT A

PURCHASE/EXERCISE FORM

To: Phenomix Corporation	Dated:

The undersigned, pursuant to the provisions set forth in the attached Warrant No. CW-____, hereby irrevocably elects to (a) purchase ____________ shares of the Preferred Stock covered by such Warrant and herewith makes payment of $            , representing the full purchase price for such shares at the price per share provided for in such Warrant, or (b) exercise such Warrant for ____________ shares purchasable under the Warrant pursuant to the Net Issue Exercise provisions of Section 1(c) of such Warrant.

The undersigned acknowledges that it has reviewed the representations and warranties contained in Section 3 of the Purchase Agreement (as defined in the Warrant) and by its signature below hereby makes such representations and warranties to the Company. Defined terms contained in such representations and warranties shall have the meanings assigned to them in the Purchase Agreement, provided that the term “Purchaser” shall refer to the undersigned and the term “Securities” shall refer to the Warrant Stock and the Common Stock of the Company issuable upon conversion of the Warrant Stock.

The undersigned further acknowledges that it has reviewed the market standoff provisions set forth in Section 11 of the Amended and Restated Registration Rights Agreement dated February ___, 2007 among the Company and certain holders of the Company’s securities and agrees to be bound by such provisions.

Signature:__________________________________

Name (print):_______________________________

Title (if applic.)_____________________________

Company (if applic.):_________________________

Schedule A

SCHEDULE OF INVESTORS

Investor	Warrants to Purchase Series C Preferred
Nomura Phase4 Ventures L.P. Nomura House 1 St Martins-le-Grant London, U.K. EC1A 4NP	216,346

PINNACLE VENTURES II-A, L.P. 130 Lytton Avenue, Suite 220 Palo Alto, CA 94301	120

PINNACLE VENTURES II-B, L.P. 130 Lytton Avenue, Suite 220 Palo Alto, CA 94301	5,047

PINNACLE VENTURES II-C, L.P. 130 Lytton Avenue, Suite 220 Palo Alto, CA 94301	421

PINNACLE VENTURES II-R, L.P. 130 Lytton Avenue, Suite 220 Palo Alto, CA 94301	421

J.P. Morgan Partners (BHCA), L.P. 50 California Street, Suite 2940 San Francisco, CA 94111	58,114

J.P. Morgan Partners Global Investors, L.P. 50 California Street, Suite 2940 San Francisco, CA 94111	13,931

J.P. Morgan Partners Global Investors A, L.P. 50 California Street, Suite 2940 San Francisco, CA 94111	2,140

J.P. Morgan Partners Global Investors (Cayman), L.P. 50 California Street, Suite 2940 San Francisco, CA 94111	6,994

J.P. Morgan Partners Global Investors (Cayman) II, L.P. 50 California Street, Suite 2940 San Francisco, CA 94111	782

J.P. Morgan Partners Global Investors (Selldown), L.P. 50 California Street, Suite 2940 San Francisco, CA 94111	4,717

J.P. Morgan Partners Global Investors (Selldown) II, L.P. 50 California Street, Suite 2940 San Francisco, CA 94111	16,377

Delphi Ventures VI, L.P. 3000 Sand Hill Road Building 1, Suite 135 Menlo Park, CA 94025	62,774

Investor	Warrants to Purchase Series C Preferred
Delphi BioInvestments VI, L.P. 3000 Sand Hill Road Building 1, Suite 135 Menlo Park, CA 94025	628

Baker/Tisch Investments, L.P. 667 Madison Avenue, 17th Floor New York, NY 10021	1,300

Baker Biotech Fund I, L.P. 667 Madison Avenue, 17th Floor New York, NY 10021	13,866

Baker Brothers Life Sciences, L.P. 667 Madison Avenue, 17th Floor New York, NY 10021	27,298

14159, L.P. 667 Madison Avenue, 17th Floor New York, NY 10021	866

Alta California Partners III, L.P. One Embarcadero Center, Suite 4050 San Francisco, CA 94111 Attn: Elaine Walker	47,737

Alta Embarcadero Partners III, LLC One Embarcadero Center, Suite 4050 San Francisco, CA 94111 Attn: Elaine Walker	1,612

Sofinnova Venture Affiliates V, L.P. 140 Geary Street, 10th Floor San Francisco, CA 94108 Attn: James I. Healy	385

Sofinnova Venture Partners V, L.P. 140 Geary Street, 10th Floor San Francisco, CA 94108 Attn: James I. Healy	48,242

Sofinnova Venture Principals V, L.P. 140 Geary Street, 10th Floor San Francisco, CA 94108 Attn: James I. Healy	722

The Bay City Capital Fund III, L.P. 750 Battery Street Suite 400 San Francisco, CA 94111 Attn: Kirby Bartlett	31,857

The Bay City Capital Fund III Co-Investment Fund, L.P. 750 Battery Street Suite 400 San Francisco, CA 94111 Attn: Kirby Bartlett	697

CMEA Ventures Life Sciences 2000, L.P. CMEA Ventures One Embarcadero Center, Suite 3250 San Francisco, CA 94111-3600 Attn: Meryl Schreibstein	27,259

Investor	Warrants to Purchase Series C Preferred
CMEA Ventures Life Sciences 2000, Civil Law Partnership CMEA Ventures One Embarcadero Center, Suite 3250 San Francisco, CA 94111-3600 Attn: Meryl Schreibstein	1,801

Novartis BioVentures Ltd. c/o Novartis International Pharmaceutical Ltd. Hurst Holme, 12 Trott Road Hamilton HM 11 Bermuda	19,173

GBS Venture Partners Limited in its capacity as Trustee of the GBS BioVentures II Fund, or its nominee Harley House, Level 5 71 Collins Street Melbourne, VIC 3000 Australia	16,714

Trefoil S.A. Cay House PO Box N7776, Lyford Cay New Providence, Bahamas Attn: Joseph C. Lewis	2,357

The Australian National University Acton, ACT 0200 Australia Attn: Investment Manager	2,069

IRM LLC c/o Novartis International Pharmaceutical Ltd. Hurst Holme, 12 Trott Road Hamilton HM 11 Bermuda	28,291
TOTALS:	661,058